Exhibit 99.1

Aptargroup Reports Record First Quarter Earnings Per Share

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 15, 2010--Aptargroup, Inc. (NYSE:ATR) today reported record first quarter earnings per share. Also, the Board of Directors today declared a quarterly cash dividend of $.15 per share.

First Quarter 2010 Summary

  Reported diluted earnings per share jumped 47% to a first quarter record of $.56
  Beauty & Home and Closures segments experienced strong volume growth
  Demand from the fragrance and personal care markets helped drive results
  Pharma segment maintained stable performance and operating margin
  Sales rose 11% (excluding currency effects)
  License agreement which expands product offerings announced

FIRST QUARTER RESULTS

For the quarter ended March 31, 2010, reported sales increased 17% to $505.5 million from $431.8 million in the first quarter of 2009. When currency effects are excluded, sales increased 11% over the prior year.

First Quarter Segment Sales Analysis
(Growth Over Prior Year)

	Beauty & Home	Closures	Pharma	Total AptarGroup
Product Sales (including tooling)	17%	9%	-1%	11%
Currency Effects	7%	6%	5%	6%
Total Growth	24%	15%	4%	17%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “We are very pleased with our strong first quarter performance. Both our Beauty & Home and Closures segments turned in exceptional operating results driven by rebounding demand in the personal care and fragrance/cosmetic markets. Our strategy to manage our cost structure, without sacrificing critical capacity or research and development, has kept us in position to serve our customers well as their businesses return to more normalized levels with the improving economic outlook. Beauty & Home sales increased 17% excluding changes in currency exchange rates and segment income jumped 150% to $27 million. Closures sales increased 9% excluding changes in currency exchange rates and segment income rose 47% to $17.1 million. Our Pharma segment turned in another stable performance as sales excluding changes in currency exchange rates decreased slightly and segment income increased 2% to $29.7 million.

“On a consolidated basis, operating income increased 52% to $61.6 million. This improved performance was driven by strong sales in our Beauty & Home and Closures segments combined with the stable operating margin of our Pharma segment. Reported diluted earnings per share increased 47% to a record $.56 per share, compared to $.38 per share in the prior year.”

LICENSE AGREEMENT

In the quarter, the Company entered into a license agreement that will support future growth primarily in the food and beverage markets. The cost of prepaid royalties and certain supporting equipment was approximately $3 million. Commenting on the transaction, Pfeiffer stated, “This is a strategic step that broadens our product range with cost-effective closure systems that have certain tamper evident features such as foil seals and pull rings. These systems, which are already on the market, have many potential applications, especially in the food and beverage markets.”

OUTLOOK

Pfeiffer commented, “Our visibility has improved somewhat. We anticipate that the recovering economic climate in conjunction with the absence of the inventory destocking we experienced in the first half of 2009 will lead to our growth in the second quarter over the prior year. We presently expect demand to remain strong from those markets that were most seriously affected by the economic downturn including the fragrance/cosmetic and personal care markets.

“We currently estimate that diluted earnings per share for the second quarter of 2010 will be in the range of $.60 to $.65 per share compared to $.41 per share in the prior year which included approximately $.03 per share related to charges from our consolidation/severance program that began in the second quarter of last year.”

OPEN CONFERENCE CALL

There will be a conference call on Friday, April 16, 2010 at 8:00 a.m. CDT to discuss the Company’s first quarter results for 2010. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

The Board of Directors declared a quarterly dividend of $.15 per share, payable May 19, 2010 to shareholders of record as of April 28, 2010. Also during the quarter, the Company repurchased approximately 200,000 shares of common stock for approximately $8 million leaving approximately 3.5 million shares authorized for repurchase at the end of the first quarter.

Aptargroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. Aptargroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the Aptargroup web site at www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, Aptargroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; the Company’s ability to successfully implement its strategic realignment; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see Aptargroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. Aptargroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2010	2009

Net Sales	$ 505,469	$ 431,816
Cost of Sales (exclusive of depreciation
shown below)	331,156	289,721
Selling, Research & Development and
Administrative (1)	78,696	71,438
Depreciation and Other Amortization	33,991	30,101
Facilities Consolidation and Severance Expenses	-	-
Operating Income	61,626	40,556
Other Income/(Expense):
Interest Expense	(3,472)	(3,447)
Interest Income	766	1,275
Equity in Results of Affiliates	-	-
Miscellaneous, net	(1,002)	(119)
Income before Income Taxes	57,918	38,265
Provision for Income Taxes (1)	18,823	11,671
Net Income	39,095	26,594

Net (Income)/Loss Attributable to Noncontrolling Interests	(73)	71

Net Income Attributable to Aptargroup, Inc.	$ 39,022	$ 26,665

Net Income Attributable to Aptargroup, Inc. Per Common
Share:
Basic	$ 0.58	$ 0.39
Diluted	$ 0.56	$ 0.38

Average Number of Shares Outstanding:
Basic	67,576	67,677
Diluted	69,846	69,519

Notes to Consolidated Statements of Income:

(1) In order to be comparable to the current period presentation, the Company revised its 2009 presentation relating to a French research and development tax credit by reclassifying amounts from Provision for Income Taxes to Selling, Research & Development and Administrative. For further details, refer to the Company's Form 8-K that was filed with the Securities and Exchange Commission on July 17, 2009.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
ASSETS

Cash and Equivalents	$ 337,807	$ 332,964
Receivables, net	352,394	319,787
Inventories	235,990	230,807
Other Current Assets	67,405	59,933
Total Current Assets	993,596	943,491
Net Property, Plant and Equipment	732,420	764,068
Goodwill, net	224,683	230,578
Other Assets	15,893	18,056
Total Assets	$ 1,966,592	$ 1,956,193

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations	$ 159,664	$ 128,355
Accounts Payable and Accrued Liabilities	292,077	288,960
Total Current Liabilities	451,741	417,315
Long-Term Obligations	207,295	209,616
Deferred Liabilities	73,600	75,626
Total Liabilities	732,636	702,557

Aptargroup, Inc. Stockholders' Equity	1,233,092	1,252,845
Noncontrolling Interests in Subsidiaries	864	791
Total Equity	1,233,956	1,253,636

Total Liabilities and Stockholders' Equity	$ 1,966,592	$ 1,956,193

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended
	March 31,

	2010	2009
NET SALES
Beauty & Home	$ 263,440	$ 211,672
Closures	134,764	117,176
Pharma	107,265	102,925
Other	-	43
Total Net Sales	$ 505,469	$ 431,816

SEGMENT INCOME (1) (2)
Beauty & Home	$ 26,979	$ 10,811
Closures	17,093	11,617
Pharma	29,690	29,204
Corporate Expenses and Other	(13,211)	(11,124)
Total Income before Interest and Taxes	$ 60,551	$ 40,508
Interest Expense, Net	(2,706)	(2,172)
Net Income/(Loss) Attributable to Noncontrolling Interests	73	(71)
Income Before Income Taxes	$ 57,918	$ 38,265

SEGMENT INCOME AS % OF NET SALES
Beauty & Home	10.2%	5.1%
Closures	12.7%	9.9%
Pharma	27.7%	28.4%

Notes to Segment Information:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items.

(2) In order to be comparable to the current period presentation, the Company revised its 2009 presentation relating to a French research and development tax credit. For further details, see Note (1) to Consolidated Statements of Income.

CONTACT:
Stephen J. Hagge
Aptargroup, Inc.
815-477-0424